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[LOGO] WILMINGTON
  TRUST
                          OFFER TO PURCHASE FOR CASH

             Any and All of the Outstanding Shares of Common Stock
        (Together with the Associated Preferred Stock Purchase Rights)
                                      of
                                 Peapod, Inc.
                                      at
                      $2.15 Net Per Share of Common Stock
                                      by
                            Bean Acquisition Corp.
                    an indirect wholly owned subsidiary of
                            Koninklijke Ahold N.V.
                                 (Royal Ahold)

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, AUGUST 23, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                   July 27, 2001

ToBrokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   We have been appointed by Bean Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Koninklijke Ahold N.V. ("Royal Ahold"), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands, to act as Depositary in connection with the Purchaser's offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, (the "Common Stock" or the "Shares") together with the associated preferred stock purchase rights, of Peapod, Inc., a Delaware corporation ("Peapod"), at a price of $2.15 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 27, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

      1. The Offer to Purchase, dated July 27, 2001.

      2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Photocopies of the Letter of Transmittal may be used to tender Shares.

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      3. A letter to stockholders of Peapod from Andrew Parkinson, Chairman of the Board and Chief Financial Officer of Peapod, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Peapod and mailed to stockholders of Peapod.

      4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

      5. A printed form of a letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

      6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 23, 2001, UNLESS THE OFFER IS EXTENDED.

   Please note the following:

      1. The tender price is $2.15 per share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

      2. The Offer is conditioned upon certain conditions set forth in the Offer to Purchase. See the Introduction and "The Tender Offer--Section 1--Terms of the Offer" and "The Tender Offer--Section 12--Conditions of the Offer" of the Offer to Purchase.

      3. The Offer is being made for any and all of the issued and outstanding Shares.

      4. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Wilmington Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% (30.5% after August 7, 2001) may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

      5. The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, August 23, 2001, unless the Offer is extended.

      6. The Board of Directors of Peapod, based on the unanimous recommendation of a special committee of independent directors of Peapod:
   (a) has determined that the Agreement and Plan of Merger dated as of July 16, 2001 by and among Royal Ahold, the Purchaser, Ahold U.S.A. Holdings, Inc. and Peapod (the "Merger Agreement") the Offer and the merger (the "Merger") of the Purchaser with and into Peapod are fair to, and in the best interests of, the Holders of Shares (other than Royal Ahold and its affiliates), (b) has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) has resolved, subject to the terms of the Merger Agreement to recommend that the Holders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger if submitted for their approval.

      7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (the "Certificates") or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the account of Wilmington Trust Company, as depositary (the "Depositary"), at The Depository Trust Company, and if certificates evidencing the associated preferred stock purchase rights (the "Rights") have been issued, such certificates

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   or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such Certificates or a Book-Entry Confirmation, if available, with respect to such Certificates), (b) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares (or certificates for Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message), and all other documents required by the Letter of Transmittal must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Any Holder who desires to tender Shares and whose Certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer--Section 3--Procedures for Tendering Shares" of the Offer to Purchase.

   Neither Royal Ahold nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to Morrow & Co., Inc., the Information Agent for the Offer, at 445 Park Avenue, 5th Floor, New York, New York 10022, telephone number (212) 607-0088.

   Requests for copies of the enclosed materials may also be directed to the Depositary or to the Information Agent at the above addresses and telephone numbers.

                                          Very truly yours,

                                          WILMINGTON TRUST

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, ROYAL AHOLD, AHOLD U.S.A. HOLDINGS, INC., PEAPOD, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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